Exhibit 2.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of the 15th day of December, 2003 (the “Effective Date”), by and between Hancock Park Capital II, L.P., or its designee (“Buyer”), and FAO, Inc., a Delaware corporation (“FAO”), and Targoff-RS, LLC, a New York limited liability company (“Targoff,” and collectively with FAO, “Seller”) on the following terms and conditions:

R E C I T A L S

Whereas, Seller is engaged in the business of owning, managing, and operating the several leading specialty retailers of high-quality developmental, educational and care products for infants and children, including the Stores (defined below) owned by Seller conducted under the name “The Right Start” (“Right Start”) (such business, the “Right Start Business”) and the businesses conducted under the names “FAO Schwarz” and “Zany Brainy” (such businesses, collectively, the “Non-Right Start Businesses”);

Whereas, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase and acquire from Seller all of the Purchased Assets (as defined below) and to assume the Assumed Liabilities (as defined below) (the “Asset Purchase”), as the same are used to operate the Stores (as defined below) at the locations specified in Schedule 1.1(a) (the “Purchased Business”) as a going concern to the extent they relate to the Right Start Business;

Whereas, on December 4, 2003 (the “Petition Date”), Seller filed a voluntary petition (the “Bankruptcy Petition”) commencing a case (the “Bankruptcy Case”) under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and it is a condition precedent to the Asset Purchase that Seller obtain a Bankruptcy Court order in the Bankruptcy Case approving the Asset Purchase under Bankruptcy Code Section 363, as set forth in Section 10 below.

Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

1.             PURCHASE AND SALE

1.1           Purchase and Sale of Purchased Business.

(a)           On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined below), Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any mortgage, lien, security interest, charge, hypothecation, pledge, adverse claim, encumbrance or restriction of any kind or nature whatsoever (each a “Lien”), other than those related solely to the Assumed Liabilities which Liens are disclosed on Schedule 1.2 (the “Permitted Liens”), all of Seller’s rights, title and interest on the Closing Date in and to the following assets of the Purchased Business that are used in, useful for, located on the premises of, arising from or otherwise associated with and, in each case, dedicated to the Purchased Business, whether tangible or intangible, real or personal, choate or inchoate, and wherever located and by whomever possessed, relating to the Store locations specified in Schedule 1.1(a), and all of the following assets used in, useful for, located on the premises of, arising from or otherwise associated with and, in each case, dedicated to the Purchased Business and not related to the Non-Right Start Businesses, only to the extent of Seller’s right, title and interest therein (collectively, the “Purchased Assets”), but excluding all Excluded Assets (as defined below):

(i)            petty cash on hand at the Stores included in the Purchased Assets;

(ii)           leasehold and other interests in real property, buildings and other improvements located on such real property, and easements, licenses, rights of way, permits and appurtenances to such real property, including (without limitation) appurtenant rights in and to public streets, whether or not vacated, in each case, related to the Stores;

(iii)          inventory at the Stores, the Rejected Stores (defined below), distribution centers (to the extent designated by the Seller for the Stores) and in-transit inventory (to the extent designated by the Seller for the Stores), including merchandise, products, packaging materials, operating supplies, and other inventory, (collectively, “Inventory”); provided, however, Inventory shall not include (a) inventory located at “The Right Start” shops located in Zany Brainy stores and (b) inventory related to the Non-Right Start Businesses;

(iv)          fixed assets, including equipment, fixtures, trade fixtures, furniture, office supplies, other miscellaneous supplies, computers and related equipment, telephones and related equipment and other tangible personal property, in each case, at the Stores or noted on Schedule 1.1(a) (iv);

(v)           rights existing under Assumed Contracts (as defined below);

(vi)          prepayments, security and other deposits made only to landlords in respect of the Leases;

(vii)         claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature and interests in insurance policies (with respect to the insurance policies, only to the extent they are assumed and assigned), other than those relating exclusively to Excluded Assets or Excluded Liabilities (as defined below), but excluding avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers under Chapter 5 of the Bankruptcy Code subject to Section 6.4;

(viii)        licenses (including the licenses for the software applications and software applications resident on the computer hardware listed on Schedule 1.1(a)(iv)), patents, copyrights, designs and drawings, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, domain names, copyrights, intellectual property, shop rights, technology, inventions and discoveries, computer software (whether in source code or object code form), and other similar rights, including without limitation all confidential information, intellectual and similar intangible property rights, whether or not patentable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, and extensions, divisions, continuations, continuations-in-part, and reissuances of, any of the foregoing, all as used in connection with the Purchased Business (collectively, the “Intellectual Property”), and all rights to sue for past, present and future infringement or other violations of the Intellectual Property, and all goodwill associated with any of the foregoing;  without limiting the generality or effect of the foregoing, the Intellectual Property includes the rights in the name “The Right Start” and all trademark and service mark rights relating to such name, if any, along with the rights (common law or otherwise), registrations and logos and goodwill relating thereto, if any, and to the design element and any variations or combinations thereof and the goodwill relating thereto;

(ix)           permits, licenses, franchises, orders, registrations, certificates, approvals and similar rights obtained from governments and governmental agencies (collectively, “Licenses”), and data and records pertaining thereto, in each case, to the extent such Licenses are transferable or assignable and which relate to the Stores;

(x)            insurance, warranty and condemnation proceeds from and after the Closing with respect to damage to, non-conformance of, or loss to any of the Purchased Assets which occur from and after the Closing at the Stores;

(xi)           rights to receive mail and other communications addressed to Seller (or its affiliates Seller’s behalf), and relating to the Purchased Assets;

(xii)          lists, records and other information pertaining to accounts, personnel and referral sources, personnel records (to the extent that Buyer obtains a prior written release from the person to whom such records pertain), lists and records pertaining to suppliers and customers, and books, ledgers, files and business records of every kind, whether evidenced in writing, electronically or otherwise, or, in each case, copies thereof, other than books, ledgers, files and business records required to be maintained by Seller for its tax and final accounts purposes, true and correct copies of which will be delivered to Buyer at Closing;

(xiii)         advertising, marketing and promotional materials and other printed or written materials;

(xiv)        telephone numbers (e.g., local exchange, “800,” and other toll and toll-free numbers) used in connection with the Purchased Business;

(xv)         goodwill as a going concern and associated with the Purchased Assets and the Purchased Business (but excluding goodwill associated with the Non-Right Start Businesses); and

(xvi)        awards made by any authority for the taking of any property, real or personal which occur from and after the Closing .

(b)           Any Asset that is not a Purchased Asset is an excluded asset from the sale contemplated hereby, all such excluded assets being the “Excluded Assets.”

1.2           Assumed Contracts and Assumed Liabilities; Excluded Liabilities.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer will assume the contractual obligations of Seller arising after the Closing pursuant to the Assumed Contracts as of the Closing Date (the “Assumed Liabilities”), only to the extent arising from or relating to the Purchased Business and the Purchased Assets.  Notwithstanding the foregoing or that Schedule 1.2 may list certain Contracts as Assumed Contracts, Buyer may in its sole discretion notify Seller no later than one (1) day prior to the Auction (as defined below) that any such Contract (other than any such Contract that is a Lease (as defined below) of a Store that is included in the Purchased Assets) shall not be an Assumed Contract hereunder and that any Liabilities or Liens relating to any such Contract shall not be Assumed Liabilities or Permitted Liens hereunder.  Buyer shall not assume any Contracts with respect to the leases for the Rejected Stores (defined below).

(b)           Notwithstanding anything contained in this Agreement or the Schedules hereto to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement or otherwise to have assumed, or to have agreed to pay, satisfy, discharge or perform any of the Excluded Liabilities.  The term “Excluded Liabilities,” as used herein, shall mean any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated (any and all of the foregoing, “Liabilities”) which are not specifically listed on Schedule 1.2.

(c)           Prior to the Closing, Seller and Buyer agree to engage in good faith discussions with respect the assumption by Buyer of Contracts (other than the Leases), including, but not limited to, those non-Lease Contracts identified on Schedule 1.2.  Seller agrees to supplement Schedule 1.2, and to provide Buyer with a copy thereof, as and when any additional non-Lease Contracts are identified and Schedule 1.2 is supplemented.

1.3           Consideration.  The Purchased Assets shall be purchased by Buyer from Seller for an aggregate purchase price of $1,750,000, plus the amount of petty cash under Section 1.1(a)(i), plus Seller’s actual purchase cost, stated in accordance with generally accepted accounting principles (“GAAP”) inclusive of all freight and related costs to bring the inventory to Seller’s distribution centers, for all Inventory (such amount being the “Inventory Value”), preliminarily calculated as of the Closing Date, payable in cash on the Closing Date by wire transfer of immediately available funds (such aggregate consideration, the “Purchase Price”).  The Purchase Price shall be subject to adjustment in accordance with Section 6.14 hereof.  As used herein, “Rejected Stores” shall mean those stores of the Right Start Business located in Burlingame, CA; Tarzana, CA; Cincinnati, OH (Montgomery); and Buckhead, GA.

1.4           Petty Cash.  Seller shall, immediately prior to the Closing, deliver to Buyer such appropriate ledger detail and internal financial data and reports reflecting Seller’s good faith determination of the amounts of Seller’s petty cash on hand at the Stores included in the Purchased Assets (the “Petty Cash”) as of the Closing Date.  The determination of the aforementioned amount shall have been made by Seller in accordance with methodologies used in Seller’s past historical practice, working in conjunction with Buyer, and such determinations shall be mutually agreed upon between Seller and Buyer in all respects.

1.5           Deposit.  On the date that this Agreement is executed, Buyer shall make a deposit in the amount of $500,000 into an escrow account for the benefit of Seller (the “Deposit”).  The Deposit shall be held in an account at Levene, Neal, Bender, Rankin & Brill L.L.P. (the “Escrow Agent”); provided, however, that Buyer, at its option, may initially wire the Deposit to Paul, Hastings, Janofsky & Walker LLP on the date hereof and such firm shall forward the Deposit by wire transfer to the Escrow Agent at the earliest available opportunity after execution of this Agreement, but in no event later than December 16, 2003.  The Deposit will be applied toward the Purchase Price upon the Closing, provided, however, that the Deposit will be released to Seller only in the event Buyer fails to meet the closing conditions set forth in Sections 8.1 or 8.3 hereof.  If the Closing does not occur for any reason other than (or in addition to) Buyer’s failure to meet such closing conditions, Seller agrees that, promptly upon the termination of this Agreement, the Deposit shall be refunded to Buyer.  Buyer and Seller each agree that Escrow Agent shall only release the Deposit to Buyer or Seller, as the case may be, upon written instructions executed by both Buyer and Seller or by order of the Bankruptcy Court.  Buyer and Seller shall each indemnify Escrow Agent and hold Escrow Agent harmless from and against, and in respect of, any and all costs, losses, claims, damages, liabilities, fines, penalties (including any interest which may be imposed thereon), including without limitation attorneys’ fees and court costs, arising from or related to Escrow Agent’s performance of its functions as Escrow Agent hereunder; provided, however, that Buyer shall not be responsible for any fees or expenses of Escrow Agent in connection with its performance as Escrow Agent hereunder or its services on behalf of Seller.  Any fees incurred by the Escrow Agent in connection with the maintenance of the escrow account shall be borne equally by Seller and Buyer.

2.             THE CLOSING

2.1           The closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place on the date which is one (1) business day after entry of the Sale Approval Order (as defined below), via facsimile, with hard copy originals of executed closing documents to be exchanged via overnight mail or other method as agreed to by the parties, or on such other date or at such other time as the parties hereto agree, but in no event later than December 23, 2003 (the “Closing Date”), other than with respect to Buyer providing adequate assurance of Buyer’s future performance of and under the Leases or any Assumed Contracts, within the meaning of Section 365(b) and Section 365(f) of the Bankruptcy Code, which shall occur on or before December 30, 2003.  The Closing shall be effective as of 12:01 a.m. Pacific Time on the Closing Date.  All matters at the Closing shall be considered to take place simultaneously, and no delivery of any document or instrument shall be deemed complete until all transactions and deliveries of documents and instruments and payments contemplated by this Agreement are completed or have been waived by the party to whom delivery or payment was due hereunder.

3.             DELIVERIES AT THE CLOSING

3.1           Deliveries by Seller.  At the Closing on the Closing Date, Seller shall deliver to Buyer:

(a)           such certificates, assignments, instruments, bills of sale, and other documents necessary to transfer title to all the Purchased Assets free of Liens (except for Permitted Liens) (the “Transfer Documents”) to Buyer (or its designee);

(b)           an intellectual property assignment agreement and a Bill of Sale, each dated the Closing Date, in a form satisfactory to Buyer; and

(c)           a conformed copy of the entered Sale Approval Order executed by the Bankruptcy Court.

Seller shall use its best efforts to deliver a Transition Services Agreement by the Closing Date.

3.2           Deliveries by Buyer.  At the Closing on the Closing Date, (a) Buyer shall deliver, or cause to be delivered, an amount in cash equal to the Purchase Price, less the Deposit, by wire transfer of immediately available funds to an account designated by Seller and (b) Escrow Agent shall release the Deposit which shall be applied toward the Purchase Price.  The amount paid by Buyer to Seller (inclusive of the Deposit) on the Closing Date shall be the “Closing Date Cash Consideration.”  Seller agrees that Buyer shall pay to Escrow Agent an amount equal to 20% of the Inventory Value determined as of the Closing Date (such amount, the “Purchase Price Holdback”) which shall be held in escrow by the Escrow Agent.  The Purchase Price Holdback shall be released by Escrow Agent in accordance with Section 6.14 hereof.

4.             REPRESENTATIONS AND WARRANTIES OF SELLER

4.1           Seller represents and warrants to Buyer as follows, except as set forth in Schedule 4 attached hereto (the “Disclosure Schedule”):

(a)           Execution, Delivery and Performance;  Effect of Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller and, subject to approval by the Bankruptcy Court, is enforceable against Seller in accordance with its terms.  To Seller’s knowledge, the execution and delivery by Seller of this Agreement, the sale and transfer by Seller of the Purchased Assets, the performance by Seller of its obligations pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or lapse of time, or both: (a) violate or conflict with any term of the certificate of incorporation, by-laws or other organizational documents of Seller or result or will result in any breach of any Assumed Contract; (b) violate any provision of law, statute, rule, regulation or executive order to which Seller or any of its assets or properties is subject which could have a material adverse effect on the Purchased Business or any Store listed on Schedule 4.1(c); or (c) violate any judgment, order, writ, injunction, ruling or decree of any court or administrative body applicable to Seller or any of its assets or properties.  To Seller’s knowledge, no consent, authorization or approval from, or registration or filing with, any governmental entity or other third party, other than the Bankruptcy Court, is required to be obtained or made by or with respect to Seller or the Purchased Business in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)           Title to the Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens (except for Permitted Liens). Seller has delivered to Buyer true and complete copies of all leases, and all extensions, renewals and amendments thereto covering all Stores that are included in the Purchased Assets (collectively, the “Leases”).  Seller represents and warrants that: (i) the Leases are in full force and effect; (ii) no brokerage commission or compensation is payable now or in the future in respect of the Leases or in connection with the exercise of any extension or renewal option contained in any of the Leases; (iii) there are no parties in possession of the premises demised under the Leases other than Seller save and except for liquidators retained by Seller in connection with a “Soft Sale” of the business of the “The Right Start”; (iv) Seller has not entered into, and to the best of Seller’s knowledge, there are no restrictive covenants or agreements which would detrimentally affect the use, occupancy and operation of the real property for Right Start Business use; and (v) there are no condemnation, zoning, environmental or other land use regulation proceedings, either instituted or, to the best of Seller’s knowledge, planned to be instituted, that would detrimentally affect the use, occupancy and operation of the real property for Store use.

(c)           Nature of Business and Assets.  Seller is engaged in the business of owning, managing and operating, among others, specialty, retail stores selling high-quality, developmental, educational and care products for infants and children, under the name “The Right Start” (the “Stores”).

(d)           Inventory.  Seller’s inventory at each Store included in the Purchased Assets is the type and quality purchased for and sold from the Stores consistent with Seller’s past historical practice.

(e)           Intellectual Property Rights.  Seller owns or is a licensee with respect to all right, title and interest in all Intellectual Property used in the Right Start Business.  To the best of Seller’s knowledge, Seller has not received any notice or claim that such usage infringes on the rights of any other party, nor does Seller have any knowledge of the existence of a factual basis for any such notice or claim.  Seller has no knowledge of any third party having infringed upon its rights in the Intellectual Property.  Seller has not granted to any affiliate or any third party any right or license to use any of the Intellectual Property.  Seller has the right to assign to Buyer its ownership and all of its rights to use the Intellectual Property.

(f)            Tax Matters. Seller has timely filed all tax returns that it was required to file, all such tax returns were correct and complete in all material respects, and all taxes owed by Seller (whether or not shown or required to be shown on any tax return) have been or will be paid by their respective due dates to the extent permitted to be paid by the Bankruptcy Court.  There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax (other than Liens for taxes not yet due and payable).  Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and Seller has complied with all applicable reporting requirements with respect thereto.  Seller has delivered to Buyer correct and complete copies of all income tax returns for its three taxable years ending on or before the Closing Date and all correspondence with any governmental authority relating thereto.  Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

Seller is not a party to any tax allocation or sharing agreement. Seller has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Seller) and has no liability for the taxes of any entity under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.  In the event that Seller has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Seller), any such affiliated group has timely filed all such consolidated federal income tax returns that it was required to file, all such tax returns were correct and complete in all material respects, and all federal income taxes owed by such group (whether or not shown or required to be shown on such returns) have been or will be paid by their respective due dates.

(g)           Material Contracts;  Licenses.  (1)  Subject to Section 1.2(c), Seller has delivered to Buyer, or shall have delivered to Buyer prior to the Closing, true and correct copies of all written contracts, agreements, other rights of a contractual nature and franchises, including without limitation any leases of real or personal property (collectively, “Contracts”) which are part of the Purchased Assets, or Assumed Liabilities and listed on Schedule 1.2 (collectively, the “Assumed Contracts”).  Each Assumed Contract is and will be in full force and effect immediately following the Closing and represents the valid and binding obligation of Seller.  Each of Seller and, to Seller’s knowledge, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it under any Assumed Contract through the Closing Date, and Seller, other than defaults arising solely as a result of the filing of the petition to commence the Bankruptcy Case and unpaid amounts due under the Assumed Contracts, is not (with or without the lapse of time or the giving of notice, or both) in default under any such Assumed Contract, and Seller has not received any notice of any default (whether monetary or nonmonetary) or termination of any such Assumed Contract from any other party thereto.

(2)           Seller has delivered to Buyer, or shall have delivered to Buyer prior to the Closing, true and correct copies of all Licenses which are part of the Purchased Assets, which constitute all of the Licenses required for the conduct of the Right Start Business as conducted prior to the Closing Date.  To the best of Seller’s knowledge, Seller has not received notice of any claim, action, suit, proceeding or investigation in or before any governmental entity, whether brought, initiated, asserted or maintained by a governmental entity or any other person or entity nor, to the knowledge of Seller, has any such claim, action, suit, proceeding or investigation been threatened, to revoke, suspend or limit the rights of Seller under any of its Licenses, and Seller is in compliance in all material respects with each of its Licenses.

(h)           Insurance.  Seller has delivered to Buyer, or shall have delivered to Buyer prior to the Closing, true and correct copies of all workers’ compensation and general liability policies applicable to Seller and the Purchased Business.  Seller is current on all premiums relating to such policies, all of which policies are occurrence-based.  None of such insurance policies have an expiration date prior to the Closing Date.

(i)            Survival.  The representations and warranties herein and in any document or instrument delivered in connection with this Agreement shall not survive the Closing.

5.             REPRESENTATIONS AND WARRANTIES OF BUYER

5.1           Buyer hereby represents and warrants to Seller as follows:

(a)           Organization, Good Standing, and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own its properties and carry on its business as presently conducted.  Buyer has the partnership power to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)           Authorization of Agreement.  The execution and delivery of this Agreement and the performance by Buyer of its obligations and agreements under this Agreement have been duly and validly authorized and approved by its general partner.  Buyer has taken all other actions required on its part by law and its organizational documents in order to consummate the transactions contemplated hereby.

(c)           Execution, Delivery and Performance.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer and, subject to the approval of the Bankruptcy Court, is enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors rights generally and by general equitable principles.

(d)           Effect of Agreement.  The execution and delivery by Buyer of this Agreement, the purchase by Buyer of the Purchased Business and Purchased Assets, the performance by Buyer of its obligations pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or lapse of time, or both: (a) violate or conflict with any term of the articles of incorporation or other organizational documents of Buyer; (b) violate any provision of law, statute, rule, regulation or executive order to which Buyer or any of its assets or properties is subject which could have a material adverse effect on Buyer; or (c) violate any judgment, order, writ or decree of any court or administrative body applicable to Buyer or any of its assets or properties.

(e)           Adequate Assurance.  Buyer agrees that it shall deliver to Seller, by December 16, 2003, written evidence of its ability to provide adequate assurance of future performance in accordance with Section 365(f)(B) of the Bankruptcy Code in the event of an objection on such grounds by any person that is party to an Assumed Contract.  In addition, Buyer agrees to cooperate with reasonable requests for additional evidence thereof that are made by any person who is a party to any Assumed Contract.

6.             ADDITIONAL COVENANTS

6.1           Consents.  Except for those set forth in Schedule 6.1, Buyer shall use commercially reasonable efforts in obtaining any and all third party and governmental consents and approvals necessary pursuant to the purchase and sale of the Purchased Business and Purchased Assets.  Seller shall use its commercially reasonable efforts to provide appropriate notices where necessary and shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer in obtaining any such consents and approvals (including without limitation any assistance required in connection with the transfer of Licenses), for which Buyer shall remain responsible, and provided further that neither Seller nor Buyer shall be obligated to pay any consideration to any third party or governmental authority from whom any consent is requested, whether by Buyer or Seller.

6.2           Employees.  Seller shall terminate all of its employees effective as of the Closing Date.    Seller shall be responsible for providing termination notices to such terminated Seller employees and for otherwise effecting such termination in compliance with applicable laws.

6.3           Employee Benefit Plans.  Buyer will neither assume sponsorship of, nor take over any assets directly from, any 401(k) plan applicable to Seller employees, and Seller shall continue to be responsible for any such 401(k) plan.

6.4           Prorations.  Liability for real and personal property, ad valorem and other taxes, utility charges and deposits, rents, prepaid expenses, security services and any and all other expenses relating to the Purchased Assets and which are not treated elsewhere herein, will be allocated and prorated between Buyer and Seller through the Closing Date to reflect the principle that Seller shall be responsible for all expenses arising prior to the Closing Date, and Buyer shall be responsible for all expenses arising on or after the Closing Date.  To the extent that any of the items listed below in this Section 6.4 are paid by Seller prior to the Closing or are payable by Buyer or Seller after the Closing Date, such items shall be apportioned as of the Closing Date, such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of any such item relating or attributable to periods prior to the Closing Date, and Buyer shall be liable (and shall reimburse Seller to the extent Seller shall have paid) that portion of any such item relating or attributable to periods on or after the Closing Date.  Should any amounts to be prorated not have been finally determined on the Closing Date, a mutually satisfactory estimate of such amounts made on the basis of Seller’s records shall be used as a basis for settlement at Closing, and the amount finally determined will be prorated as of the Closing Date, and appropriate settlement made as soon as practicable after such final determination.  If as a result of any such settlement in accordance with the preceding sentence, either party is owed an amount from the other party, then the appropriate party shall make reimbursement for such amounts.  Such prorated items shall include:  (a) personal property, real estate, retail sales, occupancy and water taxes, if any, on or with respect to the Purchased Business, the Purchased Assets and/or Assumed Obligations notwithstanding the date of the assessment of such Taxes; (b) taxes, rent and other items paid or payable under any Assumed Contract or other contractual obligation to be assigned to or assumed by Buyer hereunder, except as provided otherwise herein; (c) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; (d) insurance premiums of any policies acquired by Buyer at Closing; and (e) any and all other expenses customarily subject to proration in connection with the sale and purchase of assets.  Seller and Buyer agree to furnish each other with such documents and other records as each party reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 6.4.  The proration and adjustment process provided in this Section 6.4 shall also include an adjustment for security and other deposits heretofore paid by Seller to third parties.

6.5           Disclaimer of Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, EACH PARTY EXPRESSLY EXCLUDES ALL OTHER REPRESENTATIONS AND WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) NOT SPECIFICALLY SET FORTH HEREIN.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, OR OTHER DAMAGES ARISING IN ANY WAY FROM THE TRANSACTIONS CONTEMPLATED HEREBY.  THE PURCHASED ASSETS ARE SOLD “AS IS, WHERE IS” AND BUYER EXPRESSLY WAIVES ANY EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.6           Operation of the Business.  Between the Effective Date and the Closing, except as otherwise expressly provided in or contemplated by this Agreement or waived or consented to by Buyer in writing and except for the closure of Stores not included in the Purchased Business, Seller shall cause the Purchased Business and Purchased Assets to be conducted only in a manner consistent with recent past practice as may have been restricted by the proceedings in the Bankruptcy Case.  Without limiting the generality of the foregoing, Seller shall (i) use its best efforts to keep available the services of the current managers and assistant managers and other significant employees, (ii) except with respect to Excluded Assets, maintain the relations and goodwill with suppliers, customers, landlords, creditors and others having material business relationships with Seller, including without limitation not entering into, amending or terminating any contracts or arrangements with vendors or customers other than in the ordinary course of business, (iii) not dispose of any of its assets, other than inventory in the ordinary course of business and other than in connection with any fixed asset replacements, (iv) not amend or otherwise modify any terms or provisions of any Assumed Contract, and (v) not diminish benefits to any employees.

6.7           Purchase Price Allocation.  Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets and the Assumed Liabilities in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Seller.  Buyer shall deliver such allocation to Seller within 60 days after the Closing Date.  Buyer and Seller and their affiliates shall report, act and file tax returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.  The allocation of the Purchase Price shall not be binding on Seller’s affiliates, the bankruptcy estates of Seller and its affiliates, the creditors of Seller and the lenders to Seller (including, but not limited to, the equipment lenders).

6.8           Cure Costs.  Seller shall be responsible for the payment of all amounts necessary to cure defaults under the Leases that Seller may assume and assign to Buyer that exist on the Closing Date pursuant to section 365(b) of the Bankruptcy Code (the “Cure Costs”).  Buyer shall be responsible for the payment of all amounts necessary to cure defaults under other Assumed Contracts (which Seller acknowledges excludes all of the Leases) that Seller may assume and assign to Buyer that exist on the Closing Date pursuant to section 365(b) of the Bankruptcy Code.  Seller shall include in the Sale Motion (as defined below) the request to assume and assign to Buyer the Leases and the other Assumed Contracts and the request to establish Cure Costs for the Leases and the other Assumed Contracts, and will use best efforts to obtain entry of an order of the Bankruptcy Court authorizing the assumption and assignment of the Leases and the Assumed Contracts to Buyer.  Parties to all Contracts of Seller shall be served with notice of the Sale Motion.  All Cure Costs shall be prorated at Closing subject to Section 6.4.

6.9           Further Assurances.  Following the Closing, upon the request of Buyer, Seller will promptly execute and deliver or cause to be executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances, including any Transfer Documents in addition to those delivered at Closing, reasonably necessary or desirable to vest fully in Buyer all right, title and interest in and to the Purchased Assets.

6.10         Insurance.  To the extent that any of the assets of Seller which would have been Purchased Assets suffer damage after the date hereof and prior to the Closing and Seller is entitled to receive insurance proceeds on account of such damage, then at the request of Buyer, Seller shall take commercially reasonable efforts to collect such proceeds, and to pay such proceeds to Buyer.  There shall be no abatement of the Purchase Price resulting from such payments.  Notwithstanding the foregoing, Seller may, but shall not be obligated to, elect to pay the amount of such proceeds to which it is entitled directly to Buyer without obligation to collect the same under any such insurance policy. Prior to the Closing, Seller shall maintain (and not cancel) any insurance in place under which any of the Purchased Assets or the Purchased Business is insured or Seller is an insured with respect to any aspect of the Purchased Business.

6.11         Access and Investigation.  Prior to the Closing, upon reasonable notice from Buyer to Seller, Seller will afford, to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to the facilities, assets, books and records, and management personnel of Seller and the Purchased Business, so as to afford Buyer a reasonable opportunity to make, at its sole cost and expense, such additional review, examination and investigation as Buyer may reasonably desire to make of Seller, the Purchased Assets, and the Purchased Business.  Seller shall instruct its accountants and advisers to reasonably cooperate with Buyer and to provide Buyer with reasonable access to such accountants (including their work papers) and advisers, all at Buyer’s cost and expense.

6.12         Non-Disclosure.  Seller shall not at any time after the Closing directly or indirectly divulge, or permit to be divulged to others, or use in any way any Proprietary Information (as defined below) except after such persons agree to use such information solely for consideration of purchasing the Purchased Business.  As used herein, the term “Proprietary Information” shall mean all confidential client, supplier, and customer lists, pricing information and trade secrets owned or used by the Purchased Business (and not in any of Seller’s other businesses) on or prior to the Closing Date, or Buyer, or which otherwise comprise Purchased Assets; and any other confidential data, information, documents or forms pertaining to the financial condition, business affairs or prospects of the Purchased Business (to the exclusion of Seller’s other businesses) as of the Closing Date, or Buyer, or which otherwise comprise

Purchased Assets, including, without limitation, any such confidential information relative to customers or suppliers, samples, sketches, bulletins, memoranda, correspondence, forms and records (including financial statements), information concerning sources of supply, costs of manufacture and sale and specifications of equipment; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection.

6.13         Non-Use of Name.  Without in any way limiting the right, title or interest that Buyer is acquiring hereunder in or to the trademarks and service marks that are part of the Intellectual Property, Seller and its affiliates shall immediately after the Closing change all signage and stationery that contains, and otherwise discontinue the use of, the name “The Right Start” or any combination or derivation of the foregoing or any other names, or trademarks or service marks related to or used in the Purchased Business; provided, however, that as of and following the Closing, Seller shall be permitted to use the name “The Right Start” for administrative purposes in connection with, and until the conclusion of, the Bankruptcy Case.  After the Closing, Seller shall not use, and shall not have any rights in or to, any of the other Intellectual Property.

6.14         Inventory Value.  Seller and Buyer shall conduct an inventory within 10 days of the Closing Date of the Inventory.  Seller shall pay the cost of such inventory.  Such inventory shall be used for calculating the Inventory Value, such amount to be finalized upon a reconciliation to be agreeable to Seller and Buyer, which in no event shall occur thirty (30) days after the Closing Date.  In the event that the Inventory Value as determined by such inventory differs from the calculation of the Inventory Value as of the Closing Date, then the Purchase Price shall be adjusted by such differential amount.  If the Inventory Value as determined by such inventory:

(a)           equals the Inventory Value determined as of the Closing Date, then the Escrow Agent shall release to Seller the Purchase Price Holdback;

(b)           exceeds the Inventory Value determined as of the Closing Date, then (i) Escrow Agent shall release to Seller the Purchase Price Holdback and (ii) Buyer shall pay to Seller the amount of such difference;

(c)           is less than the Inventory Value determined as of the Closing Date (the amount of such inventory shortfall being the “Inventory Shortfall”), then (i) Escrow Agent shall release to Seller an amount equal to the Purchase Price Holdback less the amount of the Inventory Shortfall and (ii) Escrow Agent shall release to Buyer an amount equal to the Inventory Shortfall; provided, however, that if the Inventory Shortfall exceeds the amount of the Purchase Price Holdback (such excess being the “Holdback Deficiency”), then (i) Escrow Agent shall release to Buyer the Purchase Price Holdback and (ii) Seller shall immediately pay to Buyer an amount equal to the Holdback Deficiency.  Seller agrees that Buyer shall have an administrative claim in the Bankruptcy Case for the amount of the Holdback Deficiency.

Any amounts to be paid pursuant to this Section 6.14 shall be by wire transfer of immediately available funds within two (2) business days of the finalization of the reconciliation contemplated herein.

6.15         Taxes.  All sales taxes, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Purchased Assets and the transactions contemplated hereby shall be borne by Seller.

6.16         Disclosure Schedule.  Seller will deliver its final drafts of the schedules hereto as soon as possible after the Effective Date and, in any event, no later than December 17, 2003, in form and substance acceptable to Buyer and Seller.

6.17         Transition Services.  From after the Closing, through a date which is ninety (90) days after the Closing Date, Seller shall use commercially reasonable efforts to provide information technology, point-of-sale and computer support and services; finance and accounting services; use and occupancy at the distribution centers; distribution, logistics and customer service support and services; and human resources services (collectively, the “Transition Services”) to Buyer on an as-needed and as-requested basis to the extent Seller retains the ability to provide the Transition Services.  Buyer may terminate the Transition Services at any time.  Seller may terminate the Transition Services as, and to the extent, it no longer has the ability reasonably to provide such services as it winds down its business.  Buyer agrees to pay to Seller (or any successor-in-interest) its out-of-pocket, actual costs (including fairly allocated salary, wages and other soft costs) for the Transition Services.  The Transition Services shall be governed by a definite agreement (the “Transition Services Agreement”), on terms and conditions subject to the approval of Seller and Buyer and to be finalized prior to the auction (the “Auction”) contemplated by the Sales Procedure Order.

6.19         “Soft Sale”.  From and after December 16, 2003, Seller shall not sell Inventory in the Stores and the Rejected Stores at any price less than 25% off of retail price, provided, however, that less than 5% of the Inventory may be sold at 30% off of retail price.

6.20         Change of Name.  Seller shall use its best efforts, but in no event later than thirty (30) days after the Closing Date, subject to applicable law and approval of the Bankruptcy Court, to cause its subsidiary, The Right Start, Inc., to change its name to a name without the words “Right” or “Start.”

7.             CONDITIONS TO OBLIGATIONS OF BUYER

Unless waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the transactions contemplated hereby and in the other agreements referred to herein shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

7.1           Representations and Warranties of Seller to be True. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date (provided that with respect to any specific representations and warranties which are qualified by materiality or material adverse effect, the term “in all material respects” as used in this sentence shall be deemed to be interpreted as “in all respects”), except for representations and warranties made as of a specific date which shall be true and correct as of such date.  Seller shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

7.2           No Proceedings.  No governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award that is then in effect or pending or threatened and has, or would have, the effect of making the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.3           Delivery of Transfer Documents. Seller shall have delivered to Buyer all Transfer Documents, and each of the other items and documents required to be delivered pursuant to Section 3.1.

7.4           Bankruptcy Court Approval.  The Bankruptcy Court shall have entered the Sale Procedures Order and the Sale Approval Order, and the Sale Approval Order shall not have been stayed pending an appeal (a “Final Order”).

7.5           Cure of Defaults. Seller shall have cured any and all defaults under the Leases, or shall have made appropriate arrangements to cure any and all such defaults, at Seller’s sole cost and expense, as and to the extent required by applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

7.6           Catastrophic Event.  No catastrophic event, or series of events that in the aggregate would could constitute a catastrophic event, shall have occurred prior to the Closing that would materially affect the Purchased Business, in Buyer’s reasonable discretion.

8.             CONDITIONS TO OBLIGATIONS OF SELLER

Unless waived, in whole or in part, in writing by Seller, the obligations of Seller to effect the consummation of the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

8.1           Representations and Warranties of Buyer to be True.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date (provided that with respect to any specific representations and warranties which are qualified by materiality or material adverse effect, the term “in all material respects” as used in this sentence shall be deemed to be interpreted as “in all respects”), except for representations and warranties made as of a specific date which shall be true and correct as of such date. Buyer shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement and the other agreements referred to herein to be performed or complied with by it prior to the Closing Date.

8.2           No Proceedings.  No governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award that is then in effect or pending or threatened and has, or would have, the effect of making the purchase and sale of the Purchased Assets or the assumption of the Assumed Liabilities illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

8.3           Delivery of Cash Payment.  Buyer shall have delivered to Seller the Purchase Price due and payable at the Closing as set forth in Section 3.2 above, by wire transfer of immediately available funds.

8.4           Bankruptcy Court Approval.  The Bankruptcy Court shall have entered the Sale Approval Order, and such order shall not be stayed pending appeal.

9.             TERMINATION

9.1           The parties may terminate this Agreement as provided below:

(a)           Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller is in breach of any representation, warranty, or covenant contained in this Agreement in any material respect or is otherwise unable to fulfill its conditions to the Closing, and Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer is in breach of any material representation, warranty or covenant contained in this Agreement in any material respect or is otherwise unable to fulfill its conditions to the Closing; provided that, any such breach by a party shall trigger an obligation by the non-breaching party to provide prompt notice to the breaching party of the alleged breach (to the extent that the non-breaching party is aware thereof and to the extent that any such alleged breach is curable), including a detailed description of the facts and circumstances giving rise to such alleged breach, within one (1) day of receipt of such notice, but in no event later than one (1) day prior to the Closing Date, to cure the alleged breach (but in any event to have been completed no later than the day preceding the Closing Date).

(c)           Either party (to the extent it is not in breach of this Agreement) may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before December 23, 2003.

(d)           Buyer may terminate this Agreement if the Sale Procedures Order has not been entered on or before December 17, 2003, or such order remains stayed on such date or has been modified or reversed on appeal.

(e)           Buyer may terminate this Agreement if the Sale Approval Order has not been entered on or before December 23, 2003 (or, in the case of Bankruptcy Court finding that Buyer has provided adequate assurance of future performance as contemplated by sections 365(b) and 365(f) of the Bankruptcy Code, December 30, 2003), or such order remains stayed on such date or has been modified or reversed on appeal.

9.2           If any party terminates this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and no party shall have any liability to any other party hereunder; provided however, that (i) Section 11.8 (Expenses) hereof shall survive any such termination and continue in full force and effect, (ii) nothing herein shall relieve any party hereto from any liability resulting from any breach of this Agreement prior to such termination, (iii) a termination of this Agreement solely for failure of Buyer to meet the closing conditions set forth in Sections 8.1 or 8.3 hereof shall result in a forfeiture by Buyer of the Deposit in accordance with Section 1.5 hereof, and (iv) a termination of this Agreement because the Bankruptcy Court enters an order approving an offer to purchase the Purchased Assets or a portion thereof submitted by a party other than Buyer or enters an order confirming a plan of reorganization of Seller (other than a plan under which Buyer acquires the Purchased Assets) shall require that Seller return the Deposit to Buyer and Seller shall pay to Buyer an amount equal to $200,000, subject to Bankruptcy Court approval (the “Breakup Fee”), promptly upon the termination of this Agreement, by wire transfer of immediately available funds to such account as shall have been designated by Buyer; it being understood that such amount is intended to defray Buyer’s transaction expenses in the event of such termination.

10.          BANKRUPTCY COVENANTS.

10.1         Operation as Debtor in Possession.  From and after the Petition Date and during the pendency of the Bankruptcy Case, Seller shall continue to operate its business as a debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(a)           Entry of Sale Procedures Order.  By no later than December 16, 2003, Seller shall file a motion reasonably acceptable to Buyer (the “Sale Procedures Motion”) with the Bankruptcy Court seeking, on an expedited basis, entry of an order in form and substance satisfactory to Buyer (the “Sale Procedures Order”).

10.2         Entry of Sale Approval Order.  No later than December 16, 2003, Seller shall file a motion reasonably acceptable to Buyer (the “Sale Motion”) with the Bankruptcy Court seeking entry of an order in form and substance satisfactory to Buyer (the “Sale Approval Order”) which shall contain, without limitation, provisions:

(a)           approving the terms and conditions of this Agreement and the sale of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities;

(b)           holding that the sale of the Purchased Assets to Buyer shall be free and clear of all Liens, claims, interests, and encumbrances whatsoever;

(c)           finding that Seller holds good and marketable title to the Purchased Assets;

(d)           finding that the Leases and any other Assumed Contracts are in full force and effect;

(e)           finding that the Purchase Price constitutes fair value for the Purchased Assets;

(f)            holding that Buyer shall have no responsibility whatsoever under the Worker Adjustment and Retraining Notification Act;

(g)           holding that Buyer shall have no successor liability with respect to claims or administrative expenses arising or accruing prior to or on the Closing Date, and shall not be deemed a successor of Seller within the meaning of any revenue, pension, ERISA, COBRA, tax, labor or environmental law, rule or regulation or any products liability law;

(h)           approving the assumption by Seller and assignment to Buyer (or its designee) of the Leases and any other Assumed Contracts pursuant to Section 365 of the Bankruptcy Code;

(i)            holding that Buyer (or its designee) shall have no obligation to pay any Cure Costs relating to the Leases and any other Assumed Contracts and that all such Cure Costs shall be paid by Seller at the time any such Assumed Contract is assumed, subject to proration as of the Closing;

(j)            finding that notice of the transactions contemplated hereby, by the Sale Procedures Order and of the terms of this Agreement was good and sufficient and was provided timely to all creditors and parties-in-interest, including, without limitation, any and all creditors holding liens or encumbrances on the Purchased Assets or any of them and to any non-debtor parties under any of the Assumed Contracts and other parties as the Bankruptcy Court may designate;

(k)           authorizing and directing Seller to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement and to prosecute vigorously, and at the expense of Seller’s estate, all necessary judicial proceedings;

(l)            finding that the transactions contemplated by this Agreement were negotiated at arm’s length, that Buyer acted in good faith in all respects, and that Buyer is entitled to the protections of Section 363(m) of the Bankruptcy Code;

(m)          finding that the Auction and sale process conducted by Seller and/or its agents was non-collusive, fair and reasonable and was conducted in good faith;

(n)           finding that the sale of the Purchased Assets to Buyer and the transfer of the Purchased Assets to Buyer shall be free of any sale, stamp or transfer taxes, or, to the extent any such taxes are payable, that Buyer shall not have any responsibility therefor;

(o)           holding that Buyer and Seller did not engage in any conduct which would allow this Agreement or the Acquisition to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(p)           holding that Buyer shall have no liability for any amounts due or payable under any of the Leases which arose, accrued or are attributable to the periods prior to the Closing Date, whether or not due or payable after the Closing Date;

(q)           finding that Buyer has provided adequate assurance of future performance under the Leases and any other Assumed Contracts and has fully satisfied the requirements of sections 365(b) and 365(f) of the Bankruptcy Code;

(r)            holding that, pursuant to Section 105 of the Bankruptcy Code, any creditors of Seller are prohibited from taking any actions against Buyer or the Purchased Assets except in connection with liabilities expressly assumed by Buyer;

(s)           holding that all parties to any Assumed Contracts acquired by Buyer shall continue to be bound thereby pending the Closing Date; and

(t)            finding that the Sale Order shall be immediately effective upon entry, notwithstanding the provisions of Rule 6004(g) of the Federal Rules of Bankruptcy Procedure.

10.3         Assignment of Assumed Contracts to Buyer.  Subject to Sections 6.8 and 7.5, all of the Assumed Contracts shall be assigned to Buyer.

11.          MISCELLANEOUS

11.1         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign any of its rights, or delegate any of its duties or obligations (by operation of law or otherwise), under this Agreement without the prior written consent of the other parties, and any such purported assignment or delegation shall be void ab initio; provided, however, that Buyer may assign its rights, duties and obligations under this Agreement without the prior consent of Seller or any other person to any affiliate of Buyer at any time prior to the Closing, and to any successor or to its lenders at any time as of or following the Closing; provided, however, in the event of any such assignment prior to the Closing, Buyer shall remain jointly and severally liable for all of its obligations under this Agreement.

11.2         All notices, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized “next day” delivery company, by facsimile transmission, or otherwise actually delivered to the addresses set forth below for Buyer, Seller and the official committee of unsecured creditors in the Bankruptcy Case (the “Committee”). Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given two business days after the date of deposit in the United States mails, unless sooner received. Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written notice thereof in the manner set forth above.

If to Buyer, to:

Hancock Park Capital II, L.P.
10323 Santa Monica Blvd.
Suite 101
Los Angeles, California  90025-5056
Attention:  Michael J. Fourticq
Facsimile:  (310) 201-0403

with a copy (which shall not constitute notice), to:

Paul, Hastings, Janofsky & Walker LLP
Twenty-Fifth Floor
515 South Flower Street
Los Angeles, CA  90071-2228
Attention:  Robert A. Miller, Jr.
Facsimile:  (213) 627-0705

If to Seller, to:

FAO, Inc.
2520 Renaissance Blvd.
King of Prussia, Pennsylvania, 19406
Attention: Jerry Welch and Kendrick Royer
Facsimile: (610) 278-7804

with a copy (which shall not constitute notice), to:

Levene, Neal, Bender, Rankin & Brill L.L.P.
1801 Avenue of the Stars, Suite 1120
Los Angeles, CA 90067
Attention: David W. Levene
Facsimile: (310) 229-1244

If to the Committee:

Paul Traub, Esq.
Traub, Bonacquist & Fox LLP
655 Third Avenue - 21st Floor
New York, New York 10017
Facsimile: (212) 476-4787

11.3         No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

11.4         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

11.5         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.6         The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

11.7         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8         Buyer shall pay its costs and expenses, including without limitation, the fees and expenses of its counsel and financial advisors. Seller shall pay its costs and expenses, including without limitation, the fees and expenses of the legal, accounting and financial advisors of Seller, as well as any brokers’ fees for any brokers engaged by Seller or any of its affiliates in connection with the transactions contemplated hereby.

11.9         This Agreement, including the other agreements and schedules to be entered into in connection with the transactions contemplated by this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

11.10       In the event of any action or suit based upon or arising out of any alleged breach of any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other party.

11.11       Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto (except any permitted successors or assigns).

11.12       Notwithstanding any other provision of this Agreement, and in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury regulations, each party to this Agreement (and each employee, representative, and other agent of each party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that, pursuant to Section 1.6011-4(b)(3)(ii) of the Treasury regulations, such disclosure may be prohibited as necessary to reasonably comply with applicable securities laws.

11.13       Whenever in this Agreement reference is made to the “knowledge” of a party, such shall be interpreted to mean the knowledge of such party’s corporate management personnel and executive/corporate officers.

(signature page follows)

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the duly authorized officers of each of the parties as of the Effective Date.

BUYER

HANCOCK PARK CAPITAL II, L.P.

/s/ Brian McDermott
By:	Brian McDermott
Title:	Partner

SELLER

FAO, INC.

/s/ Jerry R. Welch
By:	Jerry R. Welch
Title:	President and Chief Executive Officer